Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEOPHOTONICS CORPORATION

The undersigned, Timothy S. Jenks and John H. Sellers hereby certify that:

1. They are the duly elected and acting President and Secretary, respectively, of NeoPhotonics Corporation, a Delaware corporation.

2. The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on October 31, 1996 under the name “NanoGram Corporation.”

3. The Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is NeoPhotonics Corporation (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

(A) Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this Corporation is authorized to issue is Five Hundred Thirty Five Million Five Hundred Thousand (535,500,000) shares, each with a par value of $0.0001 per share. Three Hundred Fifty Million (350,000,000) shares shall be Common Stock and One Hundred Eighty-Five Million Five Hundred Thousand (185,500,000) shares shall be Preferred Stock.

(B) Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (the “Restated Certificate”) may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series 1 Preferred Stock” and shall consist of Forty-Six Million (46,000,000) shares. The second series of Preferred Stock shall be designated “Series 2 Preferred Stock” and shall consist of Thirty-Six Million (36,000,000) shares. The third series of Preferred

Stock shall be designated “Series 3 Preferred Stock” and shall consist of One Hundred Three Million (103,000,000) shares. The fourth series of Preferred Stock shall be designated “Series X Preferred Stock” and shall consist of Five Hundred Thousand (500,000) shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1. Dividend Provisions.

(a) The holders of shares of Series 3 Preferred Stock and Series X Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Series 1 Preferred Stock, the Series 2 Preferred Stock or the Common Stock of the Corporation, equal to the greater of:

(i) (A) $0.090 per share (as adjusted for stock splits, stock dividends or similar events with respect to such shares) per annum with respect to each share of Series 3 Preferred Stock and (B) $9.00 per share (as adjusted for stock splits, stock dividends or similar events with respect to such shares) per annum with respect to each share of Series X Preferred Stock; and

(ii) the amount of dividends declared pro rata on the Common Stock and the Preferred Stock treating the Preferred Stock as the greatest whole number of shares of Common Stock then issuable upon conversion of such Preferred Stock pursuant to Article IV(B)(2) hereof.

Such dividends are payable when, as and if declared by the Board of Directors, and shall not be cumulative.

(b) After the holders of the Series 3 Preferred Stock and Series X Preferred Stock have received their dividend preferences as set forth in Article IV(B)(1)(a) above, the holders of the Series 1 Preferred Stock and Series 2 Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock of the Corporation, at the rate of (i) $0.099 per share (as adjusted for stock splits, stock dividends or similar events with respect to such shares) per annum with respect to each share of Series 1 Preferred Stock, and (ii) $0.12131 per share (as adjusted for stock splits, stock dividends or similar events with respect to such shares) per annum with respect to each share of Series 2 Preferred Stock, all of which may be payable when, as and if declared by the Board of Directors. Such dividends shall not be cumulative.

(c) After the payment of dividends to the holders of shares of Series 3 Preferred Stock, Series X Preferred Stock, Series 1 Preferred Stock and Series 2 Preferred Stock pursuant to Article IV(B)(1)(a) and (b), any further dividend (payable other than in Common Stock of the Corporation or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) shall be payable to the holders of the Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock).

(d) For the avoidance of doubt, in no event shall dividends be declared or paid on the Common Stock or any other Preferred Stock unless the holders of the Series 3 Preferred Stock and Series X Preferred Stock shall be entitled to first receive or simultaneously receive the amount of dividends as contemplated herein.

(e) If the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of the Preferred Stock were the holders of the number of shares of Common Stock of the Corporation into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f) If and to the extent the Corporation may from time to time be or become subject to certain provisions of the California General Corporation Law (the “CGCL”) pursuant to the operation of Section 2115 thereof, as authorized by Section 402.5(c) of the CGCL, Sections 502 and 503 of the CGCL shall not apply with respect to payments made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, or (iii) repurchases of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as a class and on an as-converted to Common Stock basis.

(g) Dividends may be declared only with unanimous consent of the Board of Directors, provided, however, that this Article IV(B)(1)(g) shall not apply to payments made by the Corporation in connection with the stock repurchases or redemptions set forth in Article IV(B)(1)(f) above or to distributions pursuant to a “Liquidation Transaction” as set forth in Article IV(B)(2) below.

2. Liquidation Preference.

(a) Series X Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series X Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to: (i) in the case of an Acquisition Transaction (as defined below), $200.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) plus all declared but unpaid dividends for each share of Series X Preferred Stock then held by them, or (ii) in the case of any liquidation, dissolution or winding up of the Corporation that is not an Acquisition Transaction, $100.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) plus all declared but unpaid dividends for each share of Series X Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series X Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series X Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(b) Series 3 Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, upon the completion of the distributions required by Article IV(B)(2)(a), the holders of the Series 3 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock and Common Stock by reason of their ownership thereof, an amount per share equal to $1.00 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) plus all declared but unpaid dividends for each share of Series 3 Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series 3 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series 3 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(c) Series 1 and Series 2 Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, upon the completion of the distributions required by Articles IV 2(a) and 2(b), the holders of the Series 1 Preferred Stock and Series 2 Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership thereof, an amount per share equal to (i) $1.10 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) plus all declared but unpaid dividends for each share of Series 1 Preferred Stock then held by them, and (ii) $1.347893 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization) plus all declared but unpaid dividends for each share of Series 2 Preferred Stock then held by them. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series 1 Preferred Stock and Series 2 Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series 1 Preferred Stock and Series 2 Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

(d) Remaining Assets. Upon the completion of the distributions required by Articles IV 2(a), 2(b) and 2(c) above, the remaining assets of the Corporation available for distribution to stockholders, if any, shall be distributed as follows:

(i) First, ratably among the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and the Common Stock based on the respective liquidation preference of each series of the Preferred Stock as provided in Articles IV 2(b) and 2(c) above and the liquidation preference of the Common Stock as provided in Article IV(B)(2)(d)(iv) below until the holders of the Preferred Stock have received:

(A) in the case of the Series 1 Preferred Stock, an aggregate of $2.20 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) of Series 1 Preferred Stock then held by them (including amounts paid pursuant to Article IV(B)(2)(c)(i) above);

(B) in the case of the Series 2 Preferred Stock, an aggregate of $2.695786 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) of Series 2 Preferred Stock then held by them (including amounts paid pursuant to Article IV(B)(2)(c)(ii) above); and

(C) in the case of the Series 3 Preferred Stock, an aggregate of $2.00 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) of Series 3 Preferred Stock then held by them (including amounts paid pursuant to Article IV(B)(2)(b) above).

(ii) Second, ratably among the holders of the Common Stock until they have received an aggregate of $2.0414 per share (as adjusted for stock splits, stock dividends, reclassifications and the like) (including amounts paid pursuant to Article IV(B)(2)(d)(i) above); and

(iii) Thereafter, ratably among the holders of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such shares of Preferred Stock into Common Stock).

(e) For purposes of this Article IV(B)(2), a liquidation, dissolution or winding up of the Corporation (any such transaction, a “Liquidation Transaction”) shall be deemed to be occasioned by, or to include: (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); (ii) an exclusive license of all or substantially all of the Corporation’s intellectual property (or the intellectual property held by subsidiaries of the Corporation if such intellectual property, in the aggregate, constitutes all or substantially all of the intellectual property of the Corporation and its subsidiaries, taken as a whole), except to the Corporation or a wholly-owned subsidiary of the Corporation, (iii) the merger, reorganization or consolidation of the Corporation (or any subsidiary or subsidiaries of the Corporation the assets of which constitute all or substantially all the assets of the business of the Corporation and its subsidiaries taken as a whole) into or with another corporation or entity if as a result of such transaction stockholders of the Corporation owning a majority of the voting securities of the Corporation immediately preceding such merger, reorganization or consolidation (solely by virtue of their shares or other securities of the Corporation or the consideration received thereof in such a transaction) do not own a majority of the voting securities of the surviving or resulting corporation or entity (in approximately the same proportion, vis a vis each other, as before such transaction, (iv) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all the assets of the Corporation, whether pursuant to a single transaction or a series of related transactions (which assets shall include for these purposes two thirds (66-2/3%) or more of the outstanding voting interests of such of the Corporation’s subsidiaries the assets of which constitute all or substantially all the assets of the Corporation and its subsidiaries taken as a whole), or (v) the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender), whether in a single transaction or pursuant to a series of related transactions, of all or substantially all the assets of any of the Corporation’s subsidiaries the assets of which constitute all or substantially all of the assets of the Corporation and such subsidiaries taken as a whole, or the liquidation, dissolution or winding up of such of the Corporation’s subsidiaries the assets of which constitute all or substantially all of the assets of the Corporation and such subsidiaries taken as a whole.

(f) Any Liquidation Transaction occasioned by clauses (i), (ii), (iii), (iv) or (v) of the definition of “Liquidation Transaction” in subsection (e) immediately above shall be referred to as an “Acquisition Transaction”).

(g) In any of the events specified in Article IV(B)(2)(e) above, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

(C) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (A), (B) or (C) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

(iii) In the event the requirements of Article IV(B)(2) are not complied with, the Corporation shall forthwith either:

(A) cause such closing to be postponed until such time as the requirements of this Article IV(B)(2) have been complied with; or

(B) cancel such transaction, in which event the rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Article IV(B)(2)(f)(iv) hereof.

(iv) The Corporation shall give twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Article IV(B)(2), and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock, voting together as a single class and on an as-converted to Common Stock basis.

3. Redemption. The Series 1 Preferred Stock and Series 2 Preferred Stock is not redeemable. The Series 3 Preferred Stock and Series X Preferred Stock is redeemable as set forth below.

(a) Redemption Price. At any time after May 30, 2011 (the “First Redemption Date”), but within sixty (60) days (the “Initial Redemption Date”) after the receipt by this Corporation of a written request or requests (each a “Redemption Election”) from one or more holders of Series 3 Preferred Stock or Series X Preferred Stock that together with all holders submitting Redemption Elections either (i) own at least 10,000,000 shares of Series 3 Preferred Stock in the aggregate at the time of delivery of the Redemption Notice, (ii) owned at least 10,000,000 shares of Series 3 Preferred Stock in the aggregate on June 30, 2006, (iii) own at least 100,000 shares of Series X Preferred Stock in the aggregate at the time of delivery of the Redemption Notice or (iv) owned at least 100,000 shares of Series X Preferred Stock in the aggregate on June 30, 2008 (each a “Redeeming Holder”), that all or some of the shares held by such Redeeming Holder be redeemed, the Corporation shall, to the extent it may lawfully do so, redeem up to that number of shares specified in the Redemption Election in accordance with the procedures set forth in this Article IV(B)(3) by paying in cash therefor a sum per share equal to $1.00 per share of Series 3 Preferred Stock and/or $100.00 per share of Series X Preferred Stock, as applicable (in each case as adjusted for stock splits, stock dividends, reclassifications or the like) plus all declared but unpaid dividends on such shares (the “Redemption Price”, in each case) in three (3) annual installments (each an “Installment”) of 40%, 40% and 20% of the Redemption Price, respectively. The date of the first Installment shall be the Initial Redemption Date, and the dates of the second and third Installments shall be the first and second anniversary, respectively, of the Initial Redemption Date.

Notwithstanding the foregoing, a Redeeming Holder may submit a Redemption Election only within the first thirty (30) calendar days after the First Redemption Date, and within the first thirty (30) calendar days after every anniversary of the First Redemption Date. Any Redemption Election not delivered within such time periods shall be invalid.

(b) Redemption Procedure. Within 15 days following its receipt of the Redemption Election, the Corporation shall mail a written notice, first class postage prepaid, to each Redeeming Holder (at the close of business on the business day next preceding the day on which notice is given) at the address last shown on the records of the Corporation for the Redeeming Holder, notifying the Redeeming Holder of the redemption to be effected, specifying the number of shares eligible to be redeemed from the Redeeming Holder, the Redemption Date, the applicable Redemption Price and the place at which payment may be obtained, and calling upon the Redeeming Holder to surrender to the Corporation, in the manner and at the place designated, the Redeeming Holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided in Article IV(B)(3)(c) below, on or after each date on which shares are to be redeemed (each, a “Subsequent Redemption Date” and together with the Initial Redemption Date, each a “Redemption Date”), the Redeeming Holder shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. As promptly as practicable after receipt of the surrendered certificate or certificates (and in no event more than 10 days following the Redemption Date) the Corporation shall issue and deliver to or upon the written order of such Redeeming Holder, at such office or other place designated by the Redeeming

Holder, a check for cash with respect to the shares so redeemed. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued to such Redeeming Holder representing the unredeemed shares.

(c) Effect of Redemption; Insufficient Funds. From and after any Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the Redeeming Holder (except the right to receive the applicable installment of the Redemption Price without interest upon surrender of the applicable share certificate or certificates) shall cease with respect to the shares designated to be redeemed on such Redemption Date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series 3 Preferred Stock or Series X Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series 3 Preferred Stock and Series X Preferred Stock to be redeemed on such date, those funds which are legally available will be used first to redeem the maximum possible number of such shares of Series X Preferred Stock, and second to redeem the maximum possible number of such shares of Series 3 Preferred Stock. If shares of more than one Redeeming Holder are to be redeemed on any Redemption Date, those funds which are legally available will be used to redeem the maximum possible number of shares, allocated ratably among the holders of such shares to be redeemed based upon the total Redemption Price applicable to the shares of Series X Preferred Stock and Series 3 Preferred Stock designated to be redeemed by each Redeeming Holder. The shares of Series X Preferred Stock and Series 3 Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series X Preferred Stock and/or Series 3 Preferred Stock, as applicable, such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Redemption Date but which it has not redeemed.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Subject to Article IV(B)(4)(d), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined (i) with respect to the Series 1 Preferred Stock, by dividing $1.10 (appropriately adjusted for any stock split, dividend, combination or other recapitalization with respect to the Series 1 Preferred Stock) by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, (ii) with respect to the Series 2 Preferred Stock, by dividing $1.347893 (appropriately adjusted for any stock split, dividend, combination or other recapitalization with respect to the Series 2 Preferred Stock) by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, (iii) with respect to the Series 3 Preferred Stock, by dividing $1.00 (appropriately adjusted for any stock split, dividend, combination or other recapitalization with respect to the Series 3 Preferred Stock) by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion, and (iv) with respect to the Series X Preferred Stock, by dividing $100.00 (appropriately adjusted for any stock split, dividend, combination or other recapitalization with respect to the Series 3 Preferred Stock) by the conversion price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial conversion price shall be $1.10 for each share of Series 1 Preferred Stock, $1.347893 for each share of Series 2 Preferred Stock, $1.00 for each share of Series 3 Preferred Stock and $1.00 for each share of Series X Preferred Stock. Such initial conversion price shall be subject to adjustment as set forth in Article IV(B)(4)(e). In addition, the Series X Preferred Stock shall be subject to special conversion rights as provided in Article IV(B)(4)(c) below, whereby shares of the Series X Preferred Stock may be converted into shares sold in the Corporation’s Next Equity Financing (as defined in Articles IV(B)(4)(c) below) or a Qualified IPO (as defined below)

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the conversion price for such share (except as set forth in subsection (4)(c) below with respect to the conversion of the Series X Preferred Stock in connection with a Qualified IPO) in effect at the time immediately upon the earlier of: (i) except as provided below in Article IV(B)(4)(c), a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public on an internationally recognized stock exchange, and which results in aggregate cash proceeds to the Corporation at least $70,000,000 (after deduction of underwriting discounts and commissions) (the “Qualified IPO”); or (ii) the date specified by written consent or agreement of the holders of at least 60% of the then outstanding shares of Preferred Stock, voting together as a single class and on an as converted to Common Stock basis.

(c) Special Conversion of Series X Preferred Stock.

(i) Next Equity Financing. If, at any time after the date that any shares of the Series X Preferred Stock are first issued, the Corporation issues and sells shares of its equity securities in a single transaction or a series of related transactions (other than a Qualified IPO) yielding aggregate proceeds to the Corporation of an amount equal to the product of (i) the number of shares of Series X Preferred Stock then outstanding (appropriately adjusted for any stock split, dividend, combination or other recapitalization with respect to the Series X Preferred Stock) multiplied by (ii) $100 (the “Next Equity Financing”), the Series X Preferred Stock shall automatically be converted into fully paid and nonassessable shares of the equity securities issued in the Next Equity Financing. The number of shares of equity securities to be issued to each holder of Series X Preferred Stock upon such conversion shall be equal to the quotient obtained by dividing (i) the total number of shares of Series X Preferred Stock held by such holder multiplied by $100.00 (appropriately adjusted for any stock split, dividend, combination or other recapitalization with respect to the Series X Preferred Stock) by (ii) 50% of the price per share of the equity securities sold in the Next Equity Financing, rounded to the nearest whole share.

(ii) Qualified IPO. If at any time after the date that any shares of the Series X Preferred Stock are first issued, the Corporation issues and sells shares of its Common Stock in a Qualified IPO, the Series X Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock upon the consummation of the Qualified IPO. The number of shares of Common Stock to be issued to each holder of Series X Preferred Stock upon such conversion shall be equal to the quotient obtained by dividing (i) the total number of shares of Series X Preferred Stock held by such holder multiplied by $100.00 (appropriately adjusted for any stock split, dividend, combination or other recapitalization with respect to the Series X Preferred Stock) by (ii) 50% of the price per share at which shares of Common Stock are sold to the public in the Qualified IPO as printed on the front cover of the final prospectus of the Corporation in such offering, rounded to the nearest whole share.

(d) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed (or a lost stock affidavit therefor in form and substance reasonably satisfactory to the Corporation), at the office of the Corporation or of any transfer agent for the Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (or a lost stock affidavit therefor), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may (unless such conversion is made in connection with any such offering in which the holders of at least 60% of the then outstanding shares of Preferred Stock, voting together as a single class and on as as-converted to Common Stock basis, have elected to convert the Preferred Stock to Common Stock pursuant to Article IV(B)(4)(b)(ii)), at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(e) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The conversion price of the each series of Preferred Stock shall be subject to adjustment from time to time as follows:

(i) Issuance of Additional Stock below Purchase Price. If the Corporation should issue, at any time after the date upon which any shares of Series X Preferred Stock were first issued (the “Purchase Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the conversion price for the Series 3 Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the respective conversion price for such Series 1 Preferred Stock, Series 2 Preferred Stock and Series 3 Preferred Stock in effect immediately prior to each such issuance shall each automatically be adjusted as set forth in this Article IV(B)(4)(e)(i), unless otherwise provided in this Article IV(B)(4)(e)(i).

(A) Adjustment Formula. Whenever the conversion price of the Series 1 Preferred Stock, the Series 2 Preferred Stock or the Series 3 Preferred Stock is adjusted pursuant to this Article IV(B)(4)(e)(i), the new conversion price of the Series 1 Preferred Stock, the Series 2 Preferred Stock or the Series 3 Preferred Stock shall be determined by multiplying the conversion price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding or deemed issued immediately prior to such issuance (the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such conversion price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Stock. For purposes of the foregoing calculation, the term “Outstanding Common” shall include shares of Common Stock actually outstanding, the number of shares of Common Stock into which the outstanding shares of Preferred Stock could be converted if fully converted the day immediately preceding the given date and the number of shares of Common Stock issuable upon conversion or exercise of all other outstanding securities of the Corporation.

(B) Definition of “Additional Stock”. For purposes of this Article IV(B)(4)(e)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Article IV(B)(4)(e)(i)(E)) by the Corporation after the Purchase Date) other than:

(1) shares of Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Article IV(B)(4)(e)(ii) hereof;

(2) Shares of Common Stock issued or issuable to employees, consultants or directors of the Corporation or any subsidiary directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of the Corporation;

(3) Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions that are unanimously approved by the Board of Directors;

(4) Shares of Common Stock or Preferred Stock issuable upon exercise of options, warrants, promissory notes or convertible securities outstanding as of the date of filing of this Restated Certificate;

(5) Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are unanimously approved by the Board of Directors of the Corporation;, including without limitation, the Corporation’s anticipated acquisition transactions with Optun, Inc. and Archcom Technology, Inc.;

(6) Shares of Common Stock issued or issuable in a public offering pursuant to which all outstanding shares of the Corporation’s Preferred Stock are converted into Common Stock;

(7) Capital stock issued or issuable to an entity as a component of any business relationship with such entity for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Corporation’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital, the terms of which business relationship with such entity are approved by the Board of Directors;

(8) Shares of Common Stock issued or issuable in a transaction in which exemption from these antidilution provisions is approved by the written consent or affirmative vote of at least 60% of the then outstanding shares of Preferred Stock on an as-converted basis;

(9) Shares of Series 2 Preferred Stock and Common Stock issued or issuable in connection with the Corporation’s completion of its acquisition transaction with Shenzhen Photon Technology Co., Ltd. (“Photon”), a corporation incorporated in the People’s Republic of China, and/or its remaining direct or indirect shareholders;

(10) Shares of Preferred Stock and Common Stock issued pursuant to the Series 3 Preferred Stock Purchase Agreement dated as of May 30, 2006, as amended; or

(12) Shares of Common Stock issuable upon conversion of (A) any shares of Preferred Stock that are outstanding as of the date of the Series X Preferred Stock Purchase Agreement (the “Series X Purchase Agreement”) entered into by the Company, and (B) any shares of Series X Preferred Stock issued pursuant to such Series X Purchase Agreement.

(C) No Fractional Adjustments. No adjustment of the conversion price for any series of Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D) Determination of Consideration. In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) Deemed Issuances of Common Stock. In the case of the issuance (on or after the Purchase Date) of securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”), the following provisions shall apply for all purposes of this Article IV(B)(4)(e)(i):

(1) The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such securities were issued or such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Article IV(B)(4)(e)(i)(D).

(2) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents including, but not limited to, a change resulting from the antidilution provisions thereof, the conversion price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3) Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the conversion price of any series of Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Common Stock Equivalents that remain convertible, exchangeable or exercisable) actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(4) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Article IV(B)(4)(e)(i)(E)(1) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Article IV(B)(4)(e)(i)(E)(2) or (B)(4)(e)(i)(E)(3).

(F) No Increased Conversion Price. Notwithstanding any other provisions of this Article IV(B)4(d)(i), except to the limited extent provided for in Articles IV 4(d)(i)(E)(2) and 4(d)(i)(E)(3), no adjustment of the conversion price of any series of Preferred Stock pursuant to this Article IV(B)(4)(e)(i) shall have the effect of increasing the conversion price above the conversion price in effect immediately prior to such adjustment.

(ii) Stock Splits and Dividends. In the event the Corporation should at any time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or Common Stock Equivalents without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the conversion price of each of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and Series X Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Article IV(B)(4)(e)(i)(E).

(iii) Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the conversion price for each of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and Series X Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(f) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Article IV(B)(4)(e)(ii), then, in each such case for the purpose of this Article IV(B)(4)(f), the holders of each of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and Series X Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(g) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Article IV(B)(4) or in Article IV(B)(2) provision shall be made so that the holders of each of the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and Series X Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Article IV(B)(4) with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Article IV(B)(4) (including adjustment of the conversion price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(h) No Fractional Shares and Certificate as to Adjustments.

(i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. If more than one share of Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock to be issued upon conversion shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered.

(ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Article IV(B)(4), the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such holder’s series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein (which period may be shortened or waived by holders of a majority of the voting power of the Preferred Stock, voting together on an as-converted to Common Stock basis), a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(j) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(k) Notices. Any notice required by the provisions of this Article IV(B)(4) to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(l) Special Mandatory Conversion.

(i) At any time following the Purchase Date, if (A) any holder of at least 300,000 shares of Series 1 Preferred Stock, Series 2 Preferred Stock and/or Series 3 Preferred Stock in the aggregate (as adjusted for stock splits, stock dividends, reclassification and the like) (and for clarification purposes, any holders affiliated with each other or under common control shall be aggregated together as a single holder for purposes of measuring whether such holder meets the 300,00 share threshold in this sentence) (such holder being a “Qualified Holder”) has not purchased any shares of Series X Preferred Stock; (B) the Corporation’s Board of Directors designates a future equity financing of the Corporation to be a qualified financing for purposes of this Article IV(B)(4)(l)(i) (the “Qualified Financing”); (C) the Qualified Financing constitutes a Next Equity Financing, (D) the Corporation proceeds to consummate the Qualified Financing and offers each such holder its Full Pro Rata Amount (as defined below) of the securities offered in the Qualified Financing, and (E) such Qualified Holder does not acquire its Full Pro Rata Amount of the securities offered in the Qualified Financing within thirty (30) days of the initial closing of such Qualified Financing (the “Final Closing Date”); then, effective immediately upon the Final Closing Date, such Qualified Holder’s shares of Series 1 Preferred Stock, Series 2 Preferred Stock and/or Series 3 Preferred Stock, as applicable, shall automatically and without further action on the part of such Qualified Holder be converted into that number of shares of Common Stock as set forth in Article IV(B)(4)(a) hereof; provided, however, that no such conversion (as contemplated by this Article IV(B)(4)(l)(i)) shall occur in connection with the Qualified Financing with respect to a particular holder of Series 1 Preferred Stock, Series 2 Preferred Stock or Series 3 Preferred Stock, if the Corporation states in writing that such holder is not required to purchase its Full Pro Rata Amount and that such holder’s shares shall not be converted pursuant to this Article IV(B)(4)(l)(i). For the purposes of this Article IV(B)(4)(l)(i), “Full Pro Rata Amount” is equal to the quotient obtained by dividing (A) the number of shares of Series 1 Preferred Stock, Series 2 Preferred Stock and Series 3 Preferred Stock held by such Qualified Holder by (B) the total number of shares of Series 1 Preferred Stock, Series 2 Preferred Stock and Series 3 Preferred Stock then outstanding.

(ii) Notwithstanding the provisions of Article IV(B)(4)(l)(i) above, if, at any time following the Purchase Date, (A) the Corporation’s Board of Directors designates a future equity financing of the Corporation to be a Qualified Financing, (B) the Qualified Financing does not constitute a Next Equity Financing, (C) the Corporation proceeds to consummate the Qualified Financing and offers each such Qualified Holder its Pro Rata Amount (as defined below) of the securities offered in the Qualified Financing, (D) such Qualified Holder does not acquire its Pro Rata Amount of the securities offered in the Qualified Financing within thirty (30) days of the initial closing of such Qualified Financing (the “Final Closing Date”) and (E) such Qualified Holder did not purchase at least the amount of shares of Series X Preferred Stock (pursuant to the Series X Purchase Agreement) equal to the product obtained by multiplying such Qualified Holder’s Full Pro Rata Amount (as defined in Article

IV(B)(4)(l)(i)) by 500,000; then, effective immediately upon the Final Closing Date, such Qualified Holder’s shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and Series X Preferred Stock shall automatically and without further action on the part of such Qualified Holder be converted into that number of shares of Common Stock as set forth in Article IV(B)(4)(a) hereof; provided, however, that no such conversion (as contemplated by this Article IV(B)(4)(l)(ii)) shall occur in connection with the Qualified Financing with respect to a particular holder of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock or Series X Preferred Stock, if the Corporation states in writing that such holder is not required to purchase its Pro Rata Amount and that such holder’s shares shall not be converted pursuant to this Article IV(B)(4)(l)(ii). For the purposes of this Article IV(B)(4)(l)(ii), “Pro Rata Amount” is equal to the quotient obtained by dividing (A) the number of shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and Series X Preferred Stock held by such Qualified Holder by (B) the total number of shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and Series X Preferred Stock then outstanding.

(iii) Upon conversion pursuant to this Article IV(B)(4)(l), the shares of Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and/or Series X Preferred Stock so converted shall be canceled and not subject to reissuance.

(iv) The holder of any shares of Series 1 Preferred Stock, Series 2 Preferred Stock or Series 3 Preferred Stock converted pursuant to this Article IV(B)(4)(l) shall deliver to the Corporation during regular business hours at the office of any transfer agent of the Corporation for such shares of Series 1 Preferred Stock, Series 2 Preferred Stock or Series 3 Preferred Stock, or at such other place as may be designated by the Corporation, the certificate or certificates representing the shares so converted, duly endorsed or assigned in blank or to the Corporation. As promptly thereafter as is practicable, the Corporation shall issue and deliver to such holder, at the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled. The person in whose name the certificate for such shares of Common Stock is to be issued shall be deemed to have become a stockholder on the effective date of the conversion of the Series 1 Preferred Stock, Series 2 Preferred Stock or Series 3 Preferred Stock, unless the transfer books of the Corporation are closed on that date, in which case such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open.

5. Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

6. Protective Provisions.

(a) So long as any shares of Preferred Stock are outstanding, the Corporation shall not (either directly or indirectly through merger, consolidation of the Corporation or any subsidiary thereof or otherwise), without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 60% of the then outstanding shares of Preferred Stock, voting together as a class and on an as-converted to Common Stock basis:

(i) engage in any transaction deemed to be a Liquidation Transaction pursuant to Article IV(B)(2)(d) hereof, or permit any subsidiary of the Corporation which represents more than 15% of the Corporation’s revenues according to the Corporation’s most recent audited financial statements (a “Key Subsidiary”) to engage in such a Liquidation Transaction;

(ii) amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation or any Key Subsidiary if such action would materially and adversely affect the rights, preferences or privileges of the shares of Preferred Stock of the Corporation or any series of the Preferred Stock of the Corporation or would materially and adversely affect the value of the Corporation’s interest in the relevant Key Subsidiary;

(iii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock and Common Stock of the Corporation;

(iv) authorize or issue, or obligate itself to issue, any other equity security of the Corporation (including any other security convertible into or exercisable for any equity security) having a preference over, or being on parity with, the Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock or Series X Preferred Stock with respect to voting, dividends, redemption, or upon liquidation;

(v) effect a reclassification or recapitalization of the outstanding capital stock of the Corporation or any Key Subsidiary other than as provided under this Certificate of Incorporation;

(vi) increase or decrease the number of authorized directors of the Corporation, or change the structure of the Corporations’ Board of Directors, unless in each case unanimously approved by the Board of Directors;

(vii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of capital stock; provided, however, that this restriction shall not apply to (i) the redemption of shares of the Series 3 Preferred Stock or Series X Preferred Stock as provided in this Restated Certificate or (ii) the repurchase of shares of Common Stock or other equity securities from employees, officers, directors, consultants or other persons performing services for the Corporation or any of its subsidiaries pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal or (iii) the repurchase of shares of Common Stock or other equity securities from stockholders owning less than 1% of the outstanding equity securities and for aggregate consideration of less than $50,000 in any twelve month period and $10,000 in each instance;

(viii) declare or pay any dividends or make any distributions on any capital stock, other than dividends or distributions by direct or indirect wholly owned subsidiaries of the Corporation to the Corporation or a wholly owned subsidiary thereof or unless the Board of Directors approves such declaration or payment with the approval of at least five (5) directors;

(ix) increase the number of shares reserved for issuance to employees, directors, consultants and other service providers under any stock option plan or restricted stock plan, or adopt any such plan after the date of filing of this Restated Certificate;

(x) create or authorize the creation of, or issue, or authorize the issuance of any debt security, or incur, create or guarantee any indebtedness of any other person in excess of $5,000,000 if the Corporation’s aggregate indebtedness for borrowed money following such action would exceed $10,000,000;

(xi) materially change the nature of the business of the Corporation or any Key Subsidiary;

(xii) effect a merger, acquisition, spin-off, transfer, disposition, reorganization or sale of shares or similar transaction resulting in a change of control of the Company or any Key Subsidiary or any other transaction which results in the control of the Company being transferred to a third party or parties; for the purpose of this paragraph, “control” shall be defined as the direct or indirect ownership of more than fifty (50%) of the outstanding shares of the relevant person; or

(xiii) any sale, merger, spin-off, transfer or other disposition of all or substantially all of the assets of the Company or any Key Subsidiary, whether in a single transaction or a series or related transactions.

(b) So long as at least 1,000,000 shares of Series 3 Preferred Stock or at least 100,000 shares of Series X Preferred Stock are outstanding (each as adjusted for stock splits, stock dividends or recapitalizations), the Corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least 66.7% of the then outstanding shares of Series 3 Preferred Stock and Series X Preferred Stock, voting together as a single class, on an as-converted to Common Stock basis, amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation or any Key Subsidiary if such action would materially and adversely affect the rights, preferences or privileges of the shares of the Series 3 Preferred Stock or Series X Preferred Stock or would materially and adversely affect the value of the Corporation’s interest in the relevant Key Subsidiary, except in each case if the amendment, alteration or repeal would affect the entire class of Preferred Stock in a similar manner.

7. Status of Converted or Redeemed Stock. In the event any shares of Preferred Stock shall be converted pursuant to Article IV(B)(4) hereof or redeemed pursuant to Article IV(B)(3) hereof, the shares so converted or redeemed shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

(C) Common Stock.

1. Dividend Rights. Subject to Article IV(B)(1) and the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Article IV(B)(2).

3. Redemption. The Common Stock is not redeemable.

4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the voting power of all then outstanding shares of the Common Stock and Preferred Stock on an as-converted basis, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

ARTICLE V

The Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation, but the stockholders may make additional Bylaws and may alter or repeal any Bylaw whether adopted by them or otherwise.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A) To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. If and to the extent that the Corporation may from time to time be or become subject to certain provisions of the CGCL pursuant to operation of Section 2115 thereof, then, as authorized by Section 317(g) of CGCL, for the duration of any such period, the Corporation is authorized to indemnify officers, directors, employees, and agents of the Corporation (and any other person to which applicable law permits the Corporation to provide indemnification) in excess of that which is otherwise permitted under Section 317 of the CGCL, subject only to the limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders and others.

(C) Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII

The Corporation is to have perpetual existence.

ARTICLE IX

The number of directors which will constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE X

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors in the Bylaws of the Corporation.

* * * * * *

The foregoing Amended and Restated Certificate of Incorporation has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware.

Executed at San Jose, California, on May 12, 2008.

/s/ Timothy S. Jenks
Timothy S. Jenks, President

/s/ John H. Sellers
John H. Sellers, Secretary